UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 29, 2004

HORMEL FOODS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2402	41-0319970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Hormel Place

Austin, MN  55912

(Address of Principal Executive Office)

Registrant’s telephone number, including area code:  (507) 437-5611

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On December 29, 2004, Hormel Foods Corporation (“Hormel”) entered into a definitive Stock Purchase Agreement with Joseph D. Clougherty, Anthony P. Clougherty, Bernard J. Clougherty, Kathleen C. Regan, the Bernard J. Clougherty Annuity Trust, the Joseph D. Clougherty Annuity Trust, the Anthony P. Clougherty Annuity Trust and the Kathleen C. Regan Annuity Trust (collectively, the “Sellers” and each a “Seller”) and Patrick F. Collins (the “Sellers’ Representative”)  for the acquisition of all of the stock of Clougherty Packing Company (Clougherty), a privately held Southern California pork processor and creator of the “Farmer John” brand of pork products popular throughout the Southwestern United States.  The transaction closed on December 29, 2004.

The purchase price for all of the stock was approximately $186 million, and was paid in cash on December 30, 2004.  The purchase price is subject to a post-closing working capital and EBITDA adjustment to be completed within four months after closing.   In addition to the stock purchase, Hormel also agreed to purchase from the Sellers, subject to certain conditions, certain live growing operations located in California for up to an additional $10 million.  The parties have also agreed that the Sellers shall retain the responsibility for remediating certain pre-existing environmental conditions on the acquired properties following the closing.

Hormel intends to file the Agreement with its next quarterly report on Form 10-Q.

Section 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On December 30, 2004, the Company issued a press release announcing the acquisition of Clougherty Packing Company.  A copy of the earnings release is furnished as Exhibit 99 to this Form 8-K and is incorporated herein by reference.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(c)           Exhibits furnished pursuant to Item 7.01

99            Earnings release issued December 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HORMEL FOODS CORPORATION
(Registrant)

Dated:	December 30, 2004	By	/s/J. M. ETTINGER
J. M. ETTINGER
President and
Chief Operating Officer

Dated:	December 30, 2004	By	/s/J. N. SHEEHAN
J. N. SHEEHAN
Vice President and Controller